This resolution became legally effective on July17, 2000
District Court in Usti nad Labem
on July 17, 2000


                                      COPY
                                                             F 14252/2000
                                                             -----------/ 1068
                                                             B 242/18

                               R e s o l u t i o n

The District Court in Usti nad Labem decided in the legal matter of the proposal of the record of the change of company Prvni severozapadni teplarenska a.s., registered office Komorany u Mostu, postal code 434 03, company ID number 46 70 81 97 as follows:

In the Commercial Register at the District Court in Usti nad Labem, file B, insert No,. 242

the Company name:          Prvni severozapadni teplarenska a.s.
Registered office:         Komorany u Mostu, postal code 434 03

                                    is erased

the Company name:    United Energy, a.s.
Registered Office:   Most - Komorany, land-registry No.: 2, postal code 434 03

                                   is recorded

Date of change record:, September 1, 2000

Advice: An appeal can be filed against this resolution within fifteen days from its delivery to the High Court in Prague, by means of this court.


In Usti nad Labem                           July 13, 2000

                                                     JUDr. Jana Souckova, s.s.
                                                              judge

Responsible for correctness:        Vera Horakova

                                   round seal
                        District Court in Usti nad Labem

Hereby I verify that this photocopy corresponds word for word with the original of the document, from which it was created, consisting of 1 sheet of paper, in which no changes, amendments, inserts or strikes were done, which could weaken its credibility. This photocopy is complete and contains 1 sheet of paper

In Most, July 18, 2000

Miroslava Pavlova
authorized by JUDr. Jaroslava Mala, notary

round seal - JUDr. Jaroslava Mala, notary in Most